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                                                                    EXHIBIT 99.4

                       FORM OF STOCK OPTION AGREEMENT FOR
          CONVERTED BUSINESS HOLDING CORPORATION OPTIONS (NON-VESTING)



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                                                              CERTIFICATE # ___.

                                   CORPORATION
                             STOCK OPTION AGREEMENT

1. GRANT OF OPTION. The Business Holding Corporation (the "Company" or "Optionor"), a Louisiana corporation, hereby grants to _______ ("Optionee"), the right, privilege and option (the "Option") to purchase ___(_) shares of common stock of Optionor, no par value (the "Shares"), in accordance with the terms of this Agreement. The Shares, when delivered to Optionee upon the exercise of the Option, shall be fully paid and nonassessable.

2. PURCHASE PRICE. The purchase price of the shares shall be $___ per share for Shares purchased during the Option Period, as defined below. Payment of the purchase price shall be paid in full upon each exercise of the Option, with such payment to be in cash.

3. EXERCISE OF OPTION. The Option shall terminate on ______, unless earlier terminated, lapsed or expired pursuant to the provisions of this Agreement. The period during which the Option is in effect shall be referred to as the "Option Period". The Option shall vest and become exercisable immediately. Exercisable but unexercised portions shall remain exercisable during the remainder of the Option period. Optionee shall deliver written notice to Optionor stating (i) the number of Shares with respect to which the Option is being exercised and (ii) the method of payment of the purchase price of said shares. If any law or regulation requires Optionor to take any action with respect to the Shares specified in such notice, then the date for delivery of said Shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to take up and pay for the number of Shares Specified in such notice on the date set forth therein, as the same may be extended as provided above, the exercise of the Option with respect to such number of Shares shall be treated as if it had never been made. *Options must be exercised in 500 share increments, unless Optionee is vested in less than 500 shares.

4. REORGANIZATION OF OPTIONOR. The existence of the Option shall not effect in any way the right or power of Optionor or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Optionor's capital structure or its business, or any merger or consolidation of Optionor or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of Optionor, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         In the event of involuntary dissolution of Optionor, the Option shall be deemed cancelled to the extent not previously exercised.

5. ADJUSTMENT OF SHARES. In the event that, prior to the Option Period, Optionor shall have effected one or more stock splits or readjustments, stock dividends or other increases or reductions of the number of its Shares outstanding without receiving compensation therefor in money, resources, or property, the remaining number of Shares still subject to the Option and the purchase price for such Shares shall be adjusted to reflect such changes.

6. NO RIGHTS IN SHARES. Optionee shall have no rights as a shareholder in respect of Shares as to which the Option shall not have been exercised, payments made as herein provided and such Shares issued, and shall have no rights with respect to such Shares not expressly conferred by this Agreement.

7. CERTAIN RESTRICTIONS. Optionee will acquire his Shares for his own account and without a view to resale or distribution in violation of the Securities Act of 1933 ("Act") or any other securities law, and upon any such acquisition Optionee will enter into such written representations, warranties and agreements as Optionor may reasonably request in order to comply with the Act or any other securities law or with this Agreement.

8. WITHHOLDING TAXES. Optionee shall pay to Optionor, on the date of exercise of the Option, the appropriate amount of taxes required to be withheld as a result of the exercise of the Option.


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9.       SHARES RESERVED. Optionor shall at all times during the Option Period reserve and keep available such number of authorized but unissued Shares or previously issued Shares of common stock held in its treasury as will be sufficient to satisfy the requirements of this Agreement.

10. NONASSIGNABILITY. The Option shall not be encumbered, assigned, transferred, sold, or otherwise disposed of in whole or in part other than upon the death of the Optionee by will be or pursuant to applicable laws of descent and distribution. All Shares purchased pursuant to the Option shall be purchased for investment.

11. AMENDMENT AND TERMINATION. No amendment or termination of this Agreement shall be made by Optionor at any time without the written consent of Optionee, except as provided for herein.

12. SUCCESSORS. This Agreement shall be binding upon any successors of Optionor.

         Dated as of the                                               .
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                                       THE BUSINESS HOLDING CORPORATION


                                       BY:
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                                           Chairman of the Board



                                       BY:
                                           -----------------------------------
                                           President



                                       OPTIONEE:


                                       BY:
                                           -----------------------------------